Ernst & Young LLP Sears Tower 233 South Wacker Drive Chicago, Illinois 60606-6301 Tel: (312) 879-2000 www.ey.com
November 4, 2008
Mr. Tim Cunningham
Chief Financial Officer
Schawk, Inc.
1695 S. River Road
Des Plaines, Illinois 60018.
Dear Mr. Cunningham:
Note 10 of Notes to the interim consolidated financial statements of Schawk, Inc., included in its Form 10-Q for the period ended September 30, 2008 describes a change regarding the date of the Company’s annual goodwill and other indefinite lived-intangible assets impairment assessment from the last day of the fiscal fourth quarter to the first day of the fiscal fourth quarter. There are no authoritative criteria for determining a preferable measurement date based on the particular circumstances; however, we conclude that such change in the method of accounting is an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2007, and therefore we do not express any opinion on any financial statements of Schawk, Inc., subsequent to that date.
Very truly yours,
A member firm of Ernst & Young Global Limited